Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 13, 2013, relating to the financial statements and financial statement schedule of Cousins Properties Incorporated, and the effectiveness of Cousins Properties Incorporated's internal control over financial reporting, appearing in the Annual Report on Form 10-K of Cousins Properties Incorporated for the year ended December 31, 2012, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia
March 29, 2013